Li-Cycle Reports Third Quarter 2024 Operational and Financial Results, Including Strong Revenue Growth and Lower Costs

Highlights
•Closed an upsized $475-million loan facility with the U.S. Department of Energy (“DOE”) to support development of the Company's Rochester Hub project;
•Completed Rochester Hub internal technical review under the proposed mixed hydroxide precipitate (“MHP”) scope and expects annual production of up to approximately 8,250 tonnes of lithium carbonate and up to approximately 72,000 tonnes of MHP;
•Secured 100% off-take agreement with Glencore Ltd. for the MHP production from the Rochester Hub on market terms;
•Achieved strong year-over-year revenue growth of 79% to $8.4 million, which is equal to the previous quarter’s record revenue;
•Lowered selling, general & administrative ("SG&A") expenses by 50% year-over-year to $12.9 million, mainly due to the Company's cash preservation initiatives;
•Prioritizing full financing package to support construction restart at the Rochester Hub and to satisfy requirements for first advance of the DOE loan facility; and
•Working to establish a self-sufficient and financially accretive Spoke business through optimization initiatives and focus on Generation 3 Spokes.
TORONTO, ONTARIO (November 7, 2024) – Li-Cycle Holdings Corp. (NYSE: LICY) ("Li-Cycle" or the “Company"), a leading global lithium-ion battery resource recovery company, today announced financial results and business updates for its third quarter ended September 30, 2024.

“We are pleased to report that Li-Cycle has achieved significant milestones to support the restart of construction at the Rochester Hub. In addition to closing the upsized $475-million DOE loan facility, we also announced the establishment of a commercial framework for MHP off-take alongside our existing lithium carbonate off-take agreements. These are positive steps that will help us build momentum as we work to optimize our Spoke facilities to establish a self-sufficient Spoke business and secure a full funding package needed to restart construction of the Rochester Hub project,” said Ajay Kochhar, Li-Cycle's President & CEO.

“We believe the completion of the DOE loan agreement and the continued support from partners like Glencore are strong endorsements of our technology, business model, and the key role that Li-Cycle will play to support the shift to electrification. We also thank the DOE for their continued support and are grateful for the bipartisan support for lithium-ion battery recycling and how it can underpin the development of a strong domestic battery supply chain.”

DOE ATVM Loan Facility Finalized

Li-Cycle entered into an agreement for a loan facility (“Loan Facility”) of up to $475 million (including up to $445 million of principal and up to $30 million in capitalized interest) through the DOE Loan Programs Office’s Advanced Technology Vehicles Manufacturing (“ATVM”) program following the DOE's detailed technical, market, financial and legal due diligence.

The Loan Facility has a final maturity of March 15, 2040, for an approximately 15-year term with attractive interest rates. The first advance under the DOE Loan Facility ("First Advance"), must occur on or prior to November 7, 2025, and is subject to satisfaction or waiver of certain conditions and requirements, including completing the Company’s base equity contribution (“BEC”) to the Rochester Hub project.

The BEC includes a requirement for the Company to settle commitments related to the Rochester Hub project for costs incurred but not yet paid (approximately $92 million as of September 30, 2024). Additionally, the Company is required to fund approximately $173 million in reserve account requirements by First Advance1, of which up to approximately $97 million can be satisfied via letters of credit. These amounts represent a significant portion of the remaining BEC, are based on current estimates and may change prior to First Advance, and are among other components of the BEC that will need to be satisfied prior to First Advance.

The Company is actively exploring additional financing and strategic alternatives for a complete funding package needed to restart the construction at the Rochester Hub (of which the Loan Facility is a key component) and for general corporate purposes. The funding package would assist in satisfying the conditions for First Advance under the Loan Facility, including funding the remaining BEC (which includes the reserve account requirements) and a minimum cash balance.

Rochester Hub Project

The Company has completed its internal technical review of the MHP scope for the Rochester Hub. Li-Cycle expects to produce up to approximately 8,250 tonnes of battery-grade lithium carbonate and up to approximately 72,000 tonnes of MHP annually at the Rochester Hub under the MHP scope. The project’s nameplate processing capacity remains at 35,000 tonnes of black mass annually.

1 The Loan Facility reserve accounts required for First Advance includes reserves for project construction, project ramp-up, and Spoke capital expenditures. Funding of these reserve accounts does not constitute capital expenditure on the Rochester Hub project and the requirement to fund these reserve accounts is in addition to the total capital cost of the Rochester Hub project through to mechanical completion. The majority of these reserve account funds are expected to be released to the Company on or before the completion of the Rochester Hub project.

The Company estimates the total capital cost of the Rochester Hub project through to mechanical completion to be approximately $960 million, of which the remaining estimated cost to complete (“CTC”) the project is approximately $487 million. The CTC includes commitments related to the project for costs incurred but not yet paid (approximately $92 million as of September 30, 2024). The total capital cost for the Rochester Hub project through to mechanical completion excludes costs for project commissioning, ramp-up, working capital or financing.

Li-Cycle has also entered into an agreement with Glencore Ltd. (“Glencore”) covering the off-take of 100% of the MHP to be produced at its Rochester Hub. The Company has amended and restated certain of its existing commercial agreements with Glencore and Traxys North America LLC (“Traxys”) to establish a commercial framework that provides a strong market foundation for the proposed MHP scope for the Rochester Hub project. Glencore’s and Traxys’ existing off-take rights covering lithium carbonate production from the Rochester Hub are not affected by these amendments.

Spoke Optimization

Li-Cycle continues to implement its Spoke optimization initiatives, which the Company believes will improve cash flows at its Generation 3 Spokes in Arizona, Alabama and Germany, with a view to establishing a self-sufficient and financially accretive Spoke business. The goals of the Spoke optimization initiatives include increasing throughput and recoveries, reducing costs, and enhancing the quality of the black mass produced at the Generation 3 Spokes to continue supporting the Company's key partners and customers. As part of the optimization initiatives and consistent with the focus in the Generation 3 Spokes, Li-Cycle is continuing closure activities at its Generation 1 Ontario Spoke and has curtailed operations at its Generation 2 New York Spoke.

Commercial Highlights

Li-Cycle continued to gain commercial traction and focused on the processing of electric vehicle ("EV") battery packs to leverage the processing capabilities of the Company’s Generation 3 Spokes. Approximately 40% of the Company’s global feedstock in Q3 2024 was EV battery packs and four of its top five global customers were EV original equipment manufacturers ("OEMs").

During the first nine months of 2024, Li-Cycle's largest customer source of revenue was a U.S.-headquartered, vertically integrated EV and battery manufacturer with a substantial global EV market share. In Q3 2024, the Company expanded a recycling agreement with one of the largest EV OEMs in Europe and now has recycling contracts with four of the largest EV OEMs on the continent.

Review of Q3 2024 Financial Results

The Company achieved strong year-over-year revenue growth of 79% for total revenue of $8.4 million, versus total revenue of $4.7 million in 2023. Total revenue includes revenue from product sales, which takes into account the impact of non-cash fair value pricing adjustments and recycling services. The total revenue increase was mainly due to higher recycling services revenue of $4.0 million, versus $1.2 million in 2023, increase in product revenue due to higher metal prices and favorable mix of constituent metals and favorable fair value pricing adjustment of $0.1 million, versus no adjustment in the prior year.

Total cost of sales was slightly lower at $20.0 million versus $20.1 million in 2023. Total cost of sales includes costs attributable to product sales and recycling services. Costs attributable to product sales decreased by $0.7 million due to lower production levels. This was offset by a $0.6 million increase in costs attributable to recycling services due to new service contracts entered into during the period.

SG&A expenses decreased 50% to $12.9 million versus $25.9 million in 2023, primarily due to lower recurring personnel costs driven by restructuring initiatives implemented since the pause of construction at the Rochester Hub.

Other income increased to $81.7 million, compared to $13.3 million in the same period last year, primarily due to favorable fair value adjustments of the Company’s financial instruments offset by an increase in interest expense.

Net profit was $56.5 million, compared to a loss of $30.7 million in 2023, which was primarily due to the increase in other income and the decrease in SG&A.

Adjusted EBITDA2 loss improved to $21.7 million, compared to an adjusted EBITDA loss of $41.4 million in 2023. This was largely driven by the decrease in SG&A and higher revenue.

The Company incurred capital expenditures of $20.6 million in the nine months ended September 30, 2024, compared to capital expenditures of $290.8 million in the same period last year primarily due to the pause of construction at the Rochester Hub. The capital expenditures consisted of payments made for equipment and construction materials purchased during previous periods for the Rochester Hub and Germany Spoke.

Balance Sheet Position

As of September 30, 2024, Li-Cycle had cash and cash equivalents of $32.2 million, compared to $57.0 million at June 30, 2024. The decrease was primarily driven by operating and investing activities partially offset by lower expenditures due to the Company's cash conservation initiatives and proceeds raised through the at-the-market (“ATM”) equity offering program in the third quarter.

Between August 12, 2024, and September 13, 2024, the Company raised $1.1 million of net proceeds by issuing an aggregate of 701,323 of the Company’s common shares under the ATM
2 Adjusted EBITDA is not a recognized measure under U.S. GAAP. See the Non-GAAP Financial Measures section of this press release for a description of how Adjusted EBITDA is calculated and a reconciliation of Adjusted EBITDA to net income (loss)

program at a weighted average price of $1.67 per share. Li-Cycle expects to continue utilizing its ATM equity offering program in the fourth quarter.

Webcast and Conference Call Information

On Thursday, November 7, 2024, at 4:30 p.m. Eastern Time, Company management will host a webcast and conference call to provide a business update including a review of these results. The related presentation materials for the webcast and conference call will be made available on the investor section of the Li-Cycle website: https://investors.li-cycle.com/overview/default.aspx

Investors may listen to the conference call live via audio-only webcast or through the following dial-in numbers:

Canada (Toll-free): (833) 950-0062
U.S. (Toll-free): (833) 470-1428
Participant Code: 546174
Webcast: https://investors.li-cycle.com

A replay of the conference call/webcast will also be made available on the Investor Relations section of the Company’s website at https://investors.li-cycle.com.

About Li-Cycle Holdings Corp.

Li-Cycle (NYSE: LICY) is a leading global lithium-ion battery resource recovery company. Established in 2016, and with major customers and partners around the world, Li-Cycle’s mission is to recover critical battery-grade materials to create a domestic closed-loop battery supply chain for a clean energy future. The Company leverages its innovative, sustainable and patent-protected Spoke & Hub Technologies™ to recycle all different types of lithium-ion batteries. At our Spokes, or pre-processing facilities, we recycle battery manufacturing scrap and end-of-life batteries to produce black mass, a powder-like substance which contains a number of valuable metals, including lithium, nickel and cobalt. At our future Hubs, or post-processing facilities, we plan to process black mass to produce critical battery-grade materials, including lithium carbonate, for the lithium-ion battery supply chain. For more information, visit https://li-cycle.com/.

Investor Relations & Media
Louie Diaz
Sheldon D'souza
Investor Relations: investors@li-cycle.com
Media: media@li-cycle.com

Results of Operations Summary1

	Three months ended September 30,			Nine months ended September 30,
$ millions, except per share data	2024	2023	Change	2024	2023	Change
Financial highlights
Revenue	$8.4	$4.7	$3.7	$21.0	$11.9	$9.1
Cost of sales	(20.0)	(20.1)	0.1	(57.3)	(59.4)	2.1
Selling, general and administrative expense	(12.9)	(25.9)	13.0	(58.8)	(73.5)	14.7
Research and development	(0.7)	(2.7)	2.0	(1.2)	(4.9)	3.7
Other income (expense)	81.7	13.3	68.4	7.9	26.9	(19.0)
Income tax	—	—	—	—	(0.1)	0.1
Net profit (loss)	56.5	(30.7)	87.2	(88.4)	(99.1)	10.7
Adjusted EBITDA[1] loss	(21.7)	(41.4)	19.7	(72.5)	(120.4)	47.9
Profit (loss) per common share - basic and diluted	2.15	(1.38)	3.54	(3.81)	(4.47)	0.65
Net cash used in operating activities	$(20.6)	$(38.7)	$18.1	$(92.5)	$(89.3)	$(3.2)

As at	September 30, 2024		December 31, 2023		Change
Cash and cash equivalents
Cash and cash equivalents balance[2]	$32.2		$70.6		$(38.4)
1 Adjusted EBITDA is a non-GAAP financial measure and does not have a standardized meaning under U.S. GAAP. Refer to the section titled "Non-GAAP Financial Measures" below, including a reconciliation to comparable U.S. GAAP financial measures.
2    Excludes restricted cash of $9.9 million as of September 30, 2024, and restricted cash of $9.7 million as of December 31, 2023.

Non-GAAP Financial Measures
Adjusted EBITDA (loss)

Li-Cycle reports its financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company makes references to certain non-GAAP measures, including adjusted EBITDA (loss). These measures are not recognized measures under U.S. GAAP, do not have a standardized meaning prescribed by U.S. GAAP and are therefore unlikely to be comparable to similar measures presented by other companies. Rather, these measures are provided as additional information to complement those U.S. GAAP measures by providing a further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for the analysis of the Company’s financial information reported under U.S. GAAP.

Li-Cycle defines Adjusted EBITDA as earnings before depreciation and amortization, interest expense (income), income tax expense (recovery) adjusted for items that are not considered representative of ongoing operational activities of the business and items where the economic impact of the transactions will be reflected in earnings in future periods. Adjustments relate to fair value loss on financial instruments, debt extinguishment loss and certain non-recurring expenses. Foreign exchange (gain) loss is excluded from the calculation of Adjusted EBITDA. The following table provides a reconciliation of net loss to Adjusted EBITDA (loss).

	Three months ended September 30,		Nine months ended September 30,
Unaudited - $ millions	2024	2023	2024	2023
Net profit (loss)	$56.5	$(30.7)	$(88.4)	$(99.1)
Income tax	—	—	—	0.1
Depreciation and amortization	4.4	2.5	11.2	6.4
Interest expense	17.3	0.2	44.4	1.4
Interest income	(0.5)	(2.5)	(2.0)	(11.7)
EBITDA profit (loss)	$77.7	$(30.5)	$(34.8)	$(102.9)
Debt extinguishment loss	—	—	58.9	—
Restructuring fees adjustment[1]	(0.2)	—	13.5	—
Fair value gain on financial instruments[2]	(99.2)	(10.9)	(110.1)	(17.5)
Adjusted EBITDA (loss)	$(21.7)	$(41.4)	$(72.5)	$(120.4)
1Restructuring fees adjustment include: expense related to the workforce reduction approved by the Board on March 25, 2024 which provided certain executives and non-executives with contractual termination benefits as well as one-time termination benefits; Special Committee retainers; professional fees, including legal fees incurred as a result of the three shareholder suits and the mechanic’s liens filed following the construction pause at the Rochester Hub; and expenses related to the implementation of the Cash Preservation Plan.
2Fair value gain on financial instruments relates to convertible debt.

Cautionary Notes - Forward-Looking Statements and Unaudited Results
Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, as amended, Section 21 of the U.S. Securities Exchange Act of 1934, as amended, and applicable Canadian securities laws. Forward-looking statements may generally be identified by the use of words such as “believe”, “may”, “will”, “continue”, “anticipate”, “intend”, “expect”, “should”, “would”, “could”, “plan”, “potential”, “future”, “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements in this press release include but are not limited to statements about: additional financing required to fund a base equity contribution and account funding requirements before drawing down on the DOE loan; Li-Cycle's ability to explore financing and strategic alternatives to increase liquidity; and the estimated total capital cost of the Rochester Hub project through mechanical completion.

These statements are based on various assumptions, whether or not identified in this communication, including but not limited to assumptions regarding the timing, scope and cost of Li-Cycle’s projects, including paused projects; the processing capacity and production of Li-Cycle’s facilities; Li-Cycle’s ability to source feedstock and manage supply chain risk; Li-Cycle’s ability to increase recycling capacity and efficiency; Li-Cycle’s ability to obtain financing on acceptable terms; the success of Li-Cycle's cash preservation plan; the outcome of the go-forward strategy of the Rochester Hub; Li-Cycle’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners; expectations related to the outcome of future litigation; general economic conditions; currency exchange and interest rates; compensation costs; and inflation. There can be no assurance that such estimates or assumptions will prove to be correct and, as a result, actual results or events may differ materially from expectations expressed in or implied by the forward-looking statements.

These forward-looking statements are provided for the purpose of assisting readers in understanding certain key elements of Li-Cycle’s current objectives, goals, targets, strategic priorities, expectations and plans, and in obtaining a better understanding of Li-Cycle’s business and anticipated operating environment. Readers are cautioned that such information may not be appropriate for other purposes and is not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Li-Cycle and are not guarantees of future performance. Li-Cycle believes that these risks and uncertainties include, but are not limited to, the following: Li-Cycle’s inability to develop the Rochester Hub as anticipated or at all, and other future projects including its Spoke network expansion projects in a timely manner or on budget or that those projects will not meet expectations with respect to their productivity or the specifications of their end products; risk and uncertainties related to Li-Cycle’s ability to continue as a going concern; Li-Cycle’s insurance may not cover all liabilities and damages; Li-Cycle’s reliance on a limited number of commercial partners to generate revenue; Li-Cycle’s failure to effectively remediate the material weaknesses in its internal control over financial reporting that it has identified or its failure to develop and maintain a proper and effective internal control over financial reporting; and risks of litigation or regulatory proceedings that could materially and adversely impact Li-Cycle’s financial results. These and other risks and uncertainties related to Li-Cycle’s business are described in greater detail in the sections entitled "Item 1A. Risk Factors" and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Li-Cycle’s Performance” in its Annual Report on Form 10-K and the sections entitled "Part II. Other Information—Item 1A. Risk Factors" and “Part I. Financial Information—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Li-Cycle’s Performance” in its Quarterly Reports on Form 10-Q, in each case filed with the U.S. Securities and Exchange Commission and the Ontario Securities Commission in Canada. Because of these risks, uncertainties and assumptions, readers should not place undue reliance on these forward-looking statements. Actual results could differ materially from those contained in any forward-looking statement.

Li-Cycle assumes no obligation to update or revise any forward-looking statements, except as required by applicable laws. These forward-looking statements should not be relied upon as representing Li-Cycle’s assessments as of any date subsequent to the date of this press release.

Unaudited condensed consolidated interim balance sheets
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts
	September 30,	December 31,
	2024	2023

Assets
Current assets
Cash and cash equivalents	$32.2	$70.6
Restricted cash	9.9	9.7
Accounts receivable, net	8.2	1.0
Other receivables	1.2	1.9
Prepayments, deposits and other current assets	21.4	56.2
Inventories, net	9.2	9.6
Total current assets	82.1	149.0

Non-current assets
Property, plant and equipment, net	693.2	668.8
Operating lease right-of-use assets	88.5	56.4
Finance lease right-of-use assets	—	2.2
Other assets	6.8	9.6
	788.5	737.0
Total assets	$870.6	$886.0

Liabilities
Current liabilities
Accounts payable	$105.1	$134.5
Accrued liabilities	24.2	17.6
Deferred revenue	—	0.2
Operating lease liabilities	6.5	4.4
Total current liabilities	135.8	156.7

Non-current liabilities
Accounts payable	3.3	—
Deferred revenue	5.8	5.3
Operating lease liabilities	86.7	56.2
Finance lease liabilities	—	2.3
Convertible debt	342.6	288.1
Asset retirement obligations	1.1	1.0
	439.5	352.9
Total liabilities	$575.3	$509.6
Commitments and contingencies (Note 14)
Going concern (Note 1)

Equity
Common stock and additional paid-in capital Authorized unlimited shares, Issued and outstanding - 23.2 million shares at September 30, 2024 (22.2 million shares at December 31, 2023)	655.6	648.3
Accumulated deficit	(360.0)	(271.6)
Accumulated other comprehensive loss	(0.3)	(0.3)
Total equity	295.3	376.4
Total liabilities and equity	$870.6	$886.0

Li-Cycle Holdings Corp.
Unaudited condensed consolidated interim statements of operations and comprehensive loss
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	For the three months ended September 30, 2024	For the three months ended September 30, 2023	For the nine months ended September 30, 2024	For the nine months ended September 30, 2023

Revenue
Product revenue	$4.4	$3.5	$11.5	$9.7
Recycling service revenue	4.0	1.2	9.5	2.2
Total revenue	8.4	4.7	21.0	11.9

Cost of sales
Cost of sales - Product revenue	(19.4)	(20.1)	(54.3)	(59.4)
Cost of sales - Recycling service revenue	(0.6)	—	(3.0)	—
Total cost of sales	(20.0)	(20.1)	(57.3)	(59.4)
Selling, general and administrative expense	(12.9)	(25.9)	(58.8)	(73.5)
Research and development	(0.7)	(2.7)	(1.2)	(4.9)
Loss from operations	$(25.2)	$(44.0)	$(96.3)	$(125.9)

Other income (expense)

Interest income	0.5	2.5	2.0	11.7
Interest expense	(17.3)	(0.2)	(44.4)	(1.4)
Foreign exchange gain (loss)	(0.7)	0.1	(0.9)	(0.9)
Fair value gain on financial instruments	99.2	10.9	110.1	17.5
Debt extinguishment loss (Note 11)	—	—	(58.9)	—
	$81.7	$13.3	$7.9	$26.9

Net profit (loss) before taxes	$56.5	$(30.7)	$(88.4)	$(99.0)
Income tax	—	—	—	(0.1)
Net profit (loss) and comprehensive loss	$56.5	$(30.7)	$(88.4)	$(99.1)

Net profit (loss) and comprehensive profit (loss) attributable to
Shareholders of Li-Cycle Holdings Corp.	56.5	(30.7)	(88.4)	(99.0)
Non-controlling interest	—	—	—	(0.1)

Profit (loss) per common share - diluted	$2.15	$(1.38)	$(3.81)	$(4.47)
Profit (loss) per common share - basic	$2.43	$(1.38)	$(3.81)	$(4.47)

Li-Cycle Holdings Corp.
Unaudited condensed consolidated interim statements of cash flows
All dollar amounts presented are expressed in millions of US dollars except share and per share amounts

	For the nine months ended September 30,
	2024	2023
Operating activities
Net loss for the period	$(88.4)	$(99.1)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	6.1	10.7
Depreciation and amortization	11.2	6.4
Foreign exchange loss on translation	0.5	(0.3)
Fair value (gain) on financial instruments	(110.1)	(17.5)
Bad debt expense	—	1.0
Adjustment to net realizable value	(1.8)	4.4
Loss on write off of fixed assets	0.1	—
Interest and accretion on convertible debt	44.4	1.4
Interest paid	(0.8)	—
Debt extinguishment loss	58.9	—
Non-cash lease expense	(1.8)	0.1
	(81.7)	(92.9)
Changes in working capital items:
Accounts receivable	(7.2)	0.9
Other receivables	0.7	6.4
Prepayments and deposits	(1.2)	(15.3)
Inventories	2.2	(0.8)
Deferred revenue	0.3	5.3
Accounts payable and accrued liabilities	(5.6)	7.1
Net cash used in operating activities	$(92.5)	$(89.3)

Investing activities
Purchases of property, plant, equipment, and other assets	(20.6)	(290.8)
Net cash used in investing activities	$(20.6)	$(290.8)

Financing activities
Proceeds from convertible debt	75.0	—
Issuance of common shares	1.2	—
Payments of transaction costs	(1.3)	—
Purchase of non-controlling interest	—	(0.4)
Net cash provided (used in) by financing activities	$74.9	$(0.4)

Net change in cash, cash equivalents and restricted cash	(38.2)	(380.5)
Cash, cash equivalents and restricted cash, beginning of period	66.6	517.9
Cash, cash equivalents and restricted cash, end of period	$42.1	$137.4

Supplemental non-cash investing activities:
Purchases of property and equipment included in liabilities	$23.9	$16.1
Supplemental information:
Bad debt recovery	$1.0	$—